Exhibit 10.2

Northern Minerals & Exploration Ltd. enters into Agreement on three wells on the Coleman County Lease in Texas

Cisco, Texas, April 9, 2015 - Northern Minerals & Exploration Ltd. (OTCQB: NMEX) (“Northern” or the “Company”). Further to the Company’s news release of October 15, 2014 whereby Northern acquired a 75%WI in the Coleman County lease (“Lease”), subject to a 25% royalty. The Company is pleased to announce that it entered into an agreement for the purchase and sale of a 37.5% Working Interest (“WI”), in three wells on the Lease. The total consideration for the 37.5% WI is $180,000. The funds are to be advanced to the Company as payment towards the turnkey costs of re-working and/or re-completing the three wells, and other costs associated with bringing these three wells back into production.

Under the terms of the agreement between the company and the funders, the funders will receive a 50.0% of the WI revenue from these three wells until the funders recapture their investment of $180,000 (defined as “Payout”). After Payout they will revert to a 37.5% of the WI revenue for the remaining life of the production from the threewells.

These three wells are fully equipped with downhole pumps, rods, tubing, pump jacks, and well head and surface equipment including flow lines, production tanks, meter connections and gas gathering pipelines.

The Coleman County 206.5 acre lease is located in a prolific multiple pay area originally discovered by ARCO in the early 1980’s. The lease area has six known historic productive formations: Ellenburger (4,200’), Gray (3,850’), Gardner (3,700’), Jennings (3,600’), Upper Capps (3,450’), and Morris (3,400’).

One of the three wells on this Lease is a direct offset to a well on an adjoining lease that has produced more than 65,000 barrels and 160 million cubic feet of gas also from the Gray Sand formation. This offset well after 28 years of production is still producing an average of 6 barrels and 28 thousand cubic feet of gas per day.

Northern is making arrangements with service providers to immediately commence field operations on these three wells on the Lease.

Appointment of Vice President and Director

Northern is pleased to announce that effective March 16, 2015 the Company appointed Ivan Webb as Vice President and as a director.

Ivan Webb, age 64, is a seasoned and successful entrepreneur, with over 35 years of experience in the oil and gas industry internationally and in the United States. He is experienced with acquiring concessions and leases, drilling new wells and reworking existing wells, well completion, oil and gas production management, working with service companies and regulatory compliance. Internationally he has successfully leased more than 18,000,000 acres. Domestically he has been involved with the acquisition and or management of more than 250 wells in Kansas, Texas, Oklahoma and Texas.

Mr. Webb has also over 30 years of experience in managing or assisting public companies in both the US and Canada with regulatory compliance. His public company experience includes assisting with initial public offerings, reverse mergers, company listings, and assisting with ongoing regulatory compliance.

Mr. Webb is also a controlling shareholder of the Company owning 2,900,000 common shares of the Company.

Northern believes that Mr. Webb’s professional background, management and corporate governance experience give him the qualifications and skills necessary to serve as Vice President and as a director of our Company.

Company website

Northern is further pleased to announce that it has completed updating the Company website. The website address is www.northernmineralsexploration.com

For further information on the above and Northern please review the Company’s filings at www.sec.gov

About Northern Minerals & Exploration Ltd. (NMEX)

Northern Minerals & Exploration Ltd. is a natural resource company focused on both domestic and international exploration and development projects. The Company is currently dedicated to building cash flow from oil and gas production in central Texas and exploration for gold on the Winnemucca Mountain Property in Nevada.

Contact:	Northern Minerals & Exploration Ltd.
info@northernmineralsexploration.com
(254) 442-2627
(P.O. Box 31)
Cisco, Texas 76437

Forward Looking Statements: Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including but not limited to, the effect of economic conditions, the impact of competition, the results of financing efforts, changes in consumers’ preferences and trends. The words “estimate,” “possible,” “seeking,” and similar expressions identify forward-looking statements, which speak only to the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, because of new information, future events, or otherwise. Future events and actual results may differ materially from those set forth herein, contemplated by, or underlying the forward looking statements. The information herein is subject to change without notice. Northern Minerals & Exploration Ltd. shall not be liable for technical or editorial errors or omissions contained herein.